                             RESTRUCTURING AGREEMENT
                             -----------------------

                  This RESTRUCTURING AGREEMENT (this "Agreement"), dated as of June 30, 2003, is entered into by and among (i) OnCURE Medical Corp., a Delaware corporation (the "Company"), (ii) DVI Financial Services Inc., a Delaware corporation ("DVI") and DVI Business Credit Corporation, a Delaware corporation ("DVI Credit"), (iii) Crossbow Venture Partners, LP, a Delaware limited partnership ("Crossbow" and a "Series E Holder"); (iv) the persons listed on the signature page hereto as Series D Holders (each a "Series D Holder"); (v) Mercurius Beleggingsmaatschaappij BV, a Dutch corporation ("Mercurius" and a "Series E Holder"), (vi) Partcipatie Maatschappij Avanti Limburg BV, a Dutch corporation ("Avanti" and a "Series E Holder") and (vii) the members of the Board of Directors of the Company listed on the signature pages hereto as Series H Holders (each a "Series H Holder"). DVI, the Series D Holders, the Series E Holders and the Series H Holders, are each sometimes referred to herein as an "Investor" and collectively, as the "Investors." The Company and the Investors are each sometimes referred to herein as a "Party" and, collectively, as the "Parties."

                                R E C I T A L S:
                                 - - - - - - - -

                  WHEREAS, the Parties desire to participate in a financial and capital restructuring of the Company on the terms and conditions set forth herein (the "Restructuring");

                  WHEREAS, in connection with the Restructuring, Laurel Holdings II, L.L.C., a Delaware limited liability company (the "Purchaser") and the Company expect to enter into an investment agreement (the "New Investment Agreement"), in the form attached hereto as Exhibit A, pursuant to which the Purchasers will purchase (collectively, the "New Investment") newly issued senior subordinated promissory notes of the Company (the "New Senior Subordinated Notes") in the aggregate initial principal amount of $6.0 million and Series C-1 Participating Convertible Preferred Stock of the Company having an initial liquidation preference of $12.0 million (the "New Series C Preferred");

                  WHEREAS, the Certificate of Incorporation of the Company authorizes the Company to issue 101,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $0.001 per share ("Company Common Stock"), and 1,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock");

                  WHEREAS, in connection with the New Investment and the Restructuring, the Company and the Investors desire that the Company file a Certificate of Designations in order to create the following series of Company Preferred Stock: (i) Series A Preferred Stock ("Series A Preferred"), (ii) Series B Preferred Stock ("Series B Preferred") and (iii) New Series C Preferred (together with the Series A Preferred and the Series B Preferred, the "New Preferred Stock"); the rights and designations of the New Preferred Stock to be as set forth in the Certificate of Designation attached hereto as Exhibit B;

                  WHEREAS, in connection with the Restructuring, the Company has agreed to repurchase from DVI an aggregate of 1,000 shares of Series C Cumulative Accelerating Redeemable Preferred Stock of the Company (the "Old Series C Preferred"), which 1,000 shares constitute all of the issued and outstanding shares of Old Series C Preferred, in exchange for $2,316,672 in cash and $2.6 million of initial liquidation preference of Series A Preferred, and the Company has in addition agreed to pay to DVI all accrued and unpaid dividends on such Old Series C Preferred in the aggregate amount of $2,683,328;

                  WHEREAS, in connection with the Restructuring, the Company and DVI have agreed that the Company shall repurchase from DVI Series A Preferred at the rate of $0.25 of liquidation preference of Series A Preferred for each $1.00 of additional debt financing provided to the Company by DVI after the Closing (as defined below);

                  WHEREAS, in connection with the Restructuring, the Series D Holders have agreed to exchange an aggregate of 1,000 shares of Series D Preferred Stock of the Company (the "Old Series D Preferred"), which 1,000 shares constitute all of the issued and outstanding shares of Old Series D Preferred, together with all accrued and unpaid dividends thereon, for $2.5 million of initial liquidation preference of Series B Preferred;

                  WHEREAS, in connection with the Restructuring, the Series E Holders have agreed to exchange an aggregate of 1,000 shares of Series E Preferred Stock of the Company (the "Old Series E Preferred"), which 1,000 shares constitute all of the issued and outstanding shares of Old Series E Preferred, together with all accrued and unpaid dividends thereon for $4.0 million of initial liquidation preference of Series B Preferred;

                  WHEREAS, in connection with the Restructuring, Crossbow has agreed to exchange bridge promissory notes of the Company in the aggregate principal amount of $1.5 million (the "Bridge Notes") for $3.0 million of initial liquidation preference of New Series C Preferred and the Company has agreed to pay to Crossbow all accrued and unpaid interest on the Bridge Notes;

                  WHEREAS, in connection with the Restructuring, the Series H Holders have agreed to exchange an aggregate of 215 shares of Series H Preferred Stock of the Company (the "Old Series H Preferred"), which 215 shares constitute all of the issued and outstanding shares of Old Series H Preferred, together with all accrued and unpaid dividends thereon, for $860,000 of initial liquidation preference of New Series C Preferred;

                  WHEREAS, in connection with the New Investment and the transactions set forth above, the Parties desire to enter into a Registration Rights Agreement, as set forth in the form attached hereto as Exhibit C;

                  WHEREAS, in connection with the New Investment and the transactions set forth above, the Parties desire to enter into a Stockholders Agreement, as set forth in the form attached hereto as Exhibit D, which shall provide, among other things, for the composition of the Board of Directors of the Company;

                  WHEREAS, in connection with the New Investment and the Restructuring, DVI Credit and the Company desire to amend the existing loan documents between DVI Credit and the Company (together the "Senior Debt Documents"), in order to permanently waive all existing defaults and events of default thereunder and to amend the covenants therein, as set forth in the form attached hereto as Exhibit E;

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree on the terms and subject to the conditions as hereinafter set forth:

SECTION 1. THE RESTRUCTURING TRANSACTIONS.

             Simultaneously with the execution of this Agreement, the following transactions are being effected (it being understood and agreed by the Parties that the effectiveness of each such transaction shall be conditioned upon the substantially simultaneous consummation of the other transactions set forth in
Section 1 of this Agreement and the satisfaction of each of the conditions set forth in Section 2 of this Agreement) (the "Closing"):

       1.1 New Investment Agreement. The Purchaser and the Company are entering into the New Investment Agreement, in the form attached hereto as Exhibit A, pursuant to which the Purchaser is purchasing the amount of New Senior Subordinated Notes and New Series C Preferred set forth therein. The New Senior Subordinated Notes are being sold together with a detachable warrant exercisable to purchase New Series C Preferred having an initial liquidation preference of $4,200,000, which Series C Preferred is initially convertible into 16,800,000 shares of Company Common Stock.

       1.2 DVI Repurchase. (a) The Company hereby repurchases from DVI for $2,316,672 in cash payable to DVI according to the wire transfer instructions previously furnished by DVI and $2.6 million of initial liquidation preference of Series A Preferred, an aggregate of 1,000 shares of Old Series C Preferred, all of which are hereby cancelled and no longer outstanding. Simultaneous with the execution of this Agreement, DVI shall deliver to the Company stock certificates and stock powers executed in blank (or a lost stock certificate affidavit) for such shares of Old Series C Preferred.

             (b) As full and complete payment for all accrued and unpaid dividends on the shares of Old Series C Preferred as of the date hereof, the Company pays to DVI, and DVI hereby accepts as full and complete payment for all accrued and unpaid dividends on the shares of Old Series C Preferred as of the date hereof, $2,683,328 in cash payable to DVI according to the wire transfer instruction previously furnished by DVI.

             (c) DVI acknowledges and agrees that upon the completion of the transactions described in subparagraphs (a) and (b) above, it shall have no right, interest or claim of any kind whatsoever relating to the Old Series C Preferred.

             (d) The Company hereby agrees to repurchase from DVI from time to time after the Closing out of funds legally available therefor (as determined by the Board of Directors in good faith), shares of Series A Preferred held by DVI at a rate of $0.25 of liquidation preference of Series A Preferred for each $1.00 of the initial principal amount of additional Qualified Debt Financing provided by DVI to the Company after Closing. Such repurchase(s) shall be effected substantially simultaneously with the provision of such Qualified Debt Financing; provided, however, that if funds are not legally available to the Company for any such repurchase, the closing of such repurchase shall be deferred until the earliest practicable date after the Company has sufficient funds legally available to consummate such repurchase; provided, further, that if funds are not legally available to the Company for any such repurchase, DVI may, at its option, instead of deferring such repurchase, by written notice to the Company, convert shares of Series A Preferred held by DVI that would otherwise be repurchased into indebtedness of the Company containing the same terms as the Qualified Debt Financing which caused such repurchase obligation. Any such deferral of the closing of a repurchase in accordance with the terms of this subparagraph (d) shall not constitute a default hereunder. "Qualified Debt Financing" shall mean debt financing provided on commercially reasonable terms for similarly situated debtors and having a maturity of no less than 60 months, excluding the renewal or refinancing of existing debt provided by DVI and its affiliates.

       1.3   Exchange of Existing Securities.
             --------------------------------


             (a) Series D Exchange. Each of the Series D Holders hereby exchanges the number of shares of Old Series D Preferred set forth on Schedule 1.3(a) hereto for the number of shares of Series B Preferred set forth on
Schedule 1.3(a) hereto, and the Company hereby issues such number of shares of Series B Preferred to such Series D Holders in exchange for such shares of Old Series D Preferred. Each Series D Holder acknowledges and agrees that the number of shares of Old Series D Preferred opposite its name on Schedule 1.3(a) hereto constitutes all of the shares of Old Series D Preferred in which it has any right, title or interest, and that upon the completion of the exchange transaction described in this subparagraph, it shall have no right, interest or claim of any kind whatsoever relating to the Old Series D Preferred.

             (b) Series E Exchange. Each of the Series E Holders hereby exchanges the number of shares of Old Series E Preferred set forth on Schedule 1.3(b) hereto for the number of shares of Series B Preferred set forth on
Schedule 1.3(b) hereto, and the Company hereby issues such number of shares of Series B Preferred to such Series E Holder in exchange for such shares of Old Series E Preferred. Each Series E Holder acknowledges and agrees that the number of shares of Old Series E Preferred opposite its name on Schedule 1.3(b) hereto constitutes all of the shares of Old Series D Preferred in which it has any right, title or interest, and that upon the completion of the exchange transaction described in this subparagraph, it shall have no right, interest or claim of any kind whatsoever relating to the Old Series D Preferred.


             (c) Crossbow Exchange. Crossbow hereby exchanges $1.5 million of principal owing to Crossbow under the Bridge Notes and all accrued and unpaid interest thereon for 60,000 shares of New Series C Preferred and cash payable to Crossbow according to the wire transfer instructions previously furnished by Crossbow to the Company on account of all accrued and unpaid interest on the Bridge Notes, and the Company hereby issues and/or delivers such number of shares and cash to Crossbow in exchange for the Bridge Notes and all rights, claims and demands (whether for principal, interest or otherwise). Simultaneous with the execution of this Agreement, Crossbow shall deliver the original Bridge Notes to the Company for cancellation in accordance with the terms hereof. Crossbow acknowledges and agrees that upon the completion of the exchange transaction describe in this subparagraph, it shall have no rights, interests or claims of any kind whatsoever relating to the Bridge Notes (including without limitation, claims for principal or interest thereunder), which Bridge Notes shall be deemed paid in full and marked cancelled.

             (d) Series H Exchange. Each of the Series H Holders hereby exchanges the number of shares of Old Series H Preferred set forth on Schedule 1.3(d) hereto for the number of shares of New Series C Preferred set forth on
Schedule 1.3(d) hereto, and the Company hereby issues such number of shares of New Series C Preferred to such Series H Holders in exchange for such shares of Old Series H Preferred. Each Series H Holder acknowledges and agrees that the number of shares of Old Series H Preferred opposite its name on Schedule 1.3(d) hereto constitutes all of the shares of Old Series H Preferred in which it has any right, title or interest, and that upon the completion of the exchange transaction described in this subparagraph, it shall have no right, interest or claim of any kind whatsoever relating to the Old Series H Preferred.

             (e) Warrant Exchange. Crossbow hereby exchanges warrants to purchase 1,000,000 shares of Company Common Stock ("Old Warrants") for warrants (in the form attached to the New Investment Agreement) to purchase 5,000 shares of New Series C Preferred having an initial liquidation preference of $250,000 ("New Warrants"), which New Series C Preferred underlying the New Warrants will initially be convertible into 1,000,000 shares of Company Common Stock, and the Company hereby issues such number of New Warrants to Crossbow in exchange for the Old Warrants. Crossbow acknowledges and agrees that the Old Warrants constitute all of the warrants to purchase capital stock of the Company in which it has any right, title or interest, and that upon the completion of the exchange transaction describe in this subparagraph, it shall have no right, interest or claim of any kind whatsoever relating to the Old Warrants.


       1.4 Option Pool. The Company shall create a new pool of options to purchase 13,650,000 shares of Company Common Stock (the "Options"). All options shall have an exercise price greater than or equal to the fair market value of the Company Common Stock on the date of grant. Schedule 1.4 hereto sets forth the persons, amounts and exercise prices of the initial grants of Options to be made at Closing.

       1.5 Registration Rights Agreement. Each of the parties are entering into the Registration Rights Agreement in the form attached hereto as Exhibit C.

       1.6 Stockholders Agreement. Each of the Parties are entering into the Stockholders Agreement in the form attached hereto as Exhibit D.

       1.7 Termination of Existing Agreements. The applicable Parties agree that (a) that certain registration rights agreement dated January 2001, and (b) that certain registration rights agreement dated as of May 15, 2002 are hereby terminated and of no further force or effect. Each Investor acknowledges and agrees that upon the completion of the transactions contemplated in this Agreement, except as set forth in the Registration Rights Agreement described in
Section 1.5 above, such Investor shall have no right to cause the Company to file any registration under the Securities Act of 1933, as amended (the "Securities Act") or to otherwise cause the Company to register or qualify any of its securities or the offer and sale of any such securities under the Securities Act or any applicable state securities laws.

       1.8 Senior Debt Documents. DVI Credit and the Company are amending the Senior Debt Documents in the form attached hereto as Exhibit E.

       1.9 Employment Agreements. Jeffrey Goffman is entering into an employment agreement with the Company in the form attached hereto as Exhibits G.


       1.10 Right of First Offer. The Company shall provide to DVI twenty (20) business days notice prior to incurring additional indebtedness (including capital lease financing) with respect to the acquisition or leasing of equipment and similar assets, including radiation therapy and associated equipment. Within ten (10) business days of receipt of such notice, DVI may indicate to the Company in writing its willingness to provide such financing and propose the terms of such financing. If DVI declines to provide such notice within such ten
(10) business day period or indicates its unwillingness to provide such financing, the Company may complete such financing with one or more third parties within one hundred twenty (120) days of the expiration of such ten (10) business day period. In addition, if DVI has indicated its willingness in writing to provide such financing and specified the proposed terms of such financing, the Company may complete such financing with one or more third parties within one hundred twenty (120) days of receipt by the Company from DVI of notice of such willingness and the terms of financing, if the financing with the third party or parties is on terms the Board of Directors of the Company has concluded in good faith are more advantageous to the Company than are the terms proposed by DVI.

SECTION 2. CONDITIONS TO CLOSING.

       In addition to the transactions set forth above, the effectiveness of this Agreement and the transactions set forth above, is conditional upon the prior satisfaction (or waiver in writing by the parties entitled to performance) of the following conditions:

       2.1 Corporate Documents of the Company. The Company shall have caused the Certificate of Designations in the form attached hereto as Exhibit B to be filed with the Secretary of State of the State of Delaware.

       2.2 Effectiveness of Senior Debt Amendment. The Senior Debt Documents shall have been amended in the form of those documents attached as Exhibit E hereto and all existing Defaults and Event of Defaults (as defined in the Senior Debt Documents) shall have been permanently waived and the covenants therein shall be amended as set forth in Exhibit E.

       2.3 Execution of Other Agreements. Each of the transactions described in Section 1 of this Agreement shall have been consummated and all conditions to the effectiveness of such transactions shall have been satisfied or waived (other than any conditions related to the effectiveness of this Agreement).

SECTION 3. REPRESENTATIONS AND WARRANTIES.

       3.1 General. Each Party hereby represents and warrants to the others that: (a) it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement by it, and the consummation by it of the transactions contemplated hereby, has been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action; (c) the execution and delivery of this Agreement by it, and the consummation by it of the transactions contemplated hereby, do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to it, its organizational documents or any order, judgment or decree of any court or other agency of government binding upon it, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, indenture, agreement or other instrument or document to which it is a party or by which its properties or assets are bound,
(iii) result in or require the creation or imposition of any lien, charge or encumbrance upon any of its properties or assets or (iv) require it to obtain any approval or consent of any person, entity or governmental or regulatory authority that has not been obtained; (d) this Agreement and each of the agreements to be entered into by it in connection herewith are its legally valid and binding obligations, enforceable against it in accordance with their respective terms, subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity; and (e) it has not employed any brokers or finders who may be due a fee in connection with the transactions hereunder.

       3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Investors that: (a) each share of Series A Preferred, Series B Preferred and New Series C Preferred (collectively, "Equity Securities") issued pursuant to this Agreement, has been duly authorized and validly issued, is fully paid and non-assessable and is free and clear of any liens, charges or encumbrances or any restrictions on transfer or voting, other than as set forth in the Securities Holders Agreement, the Amended and Restated Certificate of Incorporation of the Company, as amended, or as provided under applicable securities laws, and other than ones created by or imposed upon the holders thereof by parties other than the Company; and (b) Schedule 3.2 hereto contains a true, correct and complete list of all record holders of the Company's capital stock (other than the Company Common Stock) immediately prior to the consummation of the transactions contemplated hereby (without giving effect to the Restructuring), and immediately following the consummation of such transactions (after giving effect to the Restructuring), and the amount and type of capital stock held by each such record holder (other than the Company Common Stock) both immediately prior to and immediately following the consummation of such transactions.

       3.3 Representations and Warranties of Investors. Each Investor represents and warrants to the Company that: (a) it owns beneficially and of record the Bridge Notes, Old Series C Preferred, Old Series D Preferred, Old Series E Preferred or Old Series H Preferred to be exchanged by it pursuant to
Section 1 hereof free and clear of any liens, charges or encumbrances; (b) it is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereby; (c) it is acquiring the Equity Securities to be issued to it in exchange for cash or its Bridge Notes and/or Old Series C Preferred, Old Series D Preferred, Old Series E Preferred or Old Series H Preferred (as applicable) for its own account, for investment and not with a view to the distribution or resale thereof; (d) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Equity Securities and New Senior Subordinated Notes; (e) it acknowledges that is has reviewed and discussed the Company's business, affairs and current prospects with such officers of the Company and others as it has deemed appropriate or desirable, (f) it has received and reviewed the Company's Annual Report on Form 10-K for the period ended December 31, 2002 and the Company's unaudited statement of operations and balance sheet for the period ended April 30, 2003; (g) it understands that the Company has filed documents with the Securities and Exchange Commission to deregister under the Securities Exchange Act of 1934, as amended, and that accordingly, the Company will not be filing periodic reports with the Securities and Exchange Commission and the Company's securities will not be listed for trading on any securities exchange; (h) it understands that the Equity Securities will not be registered under the Securities Act of 1933, as amended, or any state securities or blue sky law, on the grounds that the offering and sale of the Equity Securities contemplated by its Agreement are exempt from registration pursuant to the exceptions available under such laws, and that the reliance by the Company upon such exemptions is predicated upon the Investors' representations set forth herein; (i) it is not a party to any contract, agreement or arrangement with the Company which is not described on one or more of the Exhibits to the New Investment Agreement and (j) it consents to the transactions contemplated hereby and waives any preemptive or similar rights it may have.

       3.4 Survival. The representations and warranties of the Parties contained herein shall survive indefinitely.

SECTION 4. MISCELLANEOUS.

       4.1 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Party against whom such amendment, modification, termination or waiver is sought to be enforced. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

       4.2 Notices. Any notice or other communication required shall be in writing addressed to the respective Party as set forth below and may be personally delivered, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a business day before 5:00 p.m. Eastern time or on the next business day if delivered after 5:00 p.m. Eastern time; (c) if delivered by overnight courier, one (1) business day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, three (3) business days after deposit with postage prepaid and properly addressed. Notices shall be addressed as follows:

             (i)        If to the Company at:

                        OnCURE Medical Corp.
                        610 Newport Center Drive, Suite 350
                        Newport Beach, CA 92660
                        Attention:    Jeffrey A. Goffman
                        Telephone:    (949) 721-6542
                        Facsimile:    (949) 721-6610

                        With a copy to:

                        Swidler Berlin Shereff Friedman, LLP
                        The Chrysler Building
                        405 Lexington Avenue
                        New York, New York 10174
                        Attention:    Scott M. Zimmerman
                        Telephone:    (212) 973-0111
                        Facsimile:    (212) 891-9598


             (ii)       If to DVI at:

                        DVI Business Credit Corporation
                        2500 York Road
                        Jamison, PA 18929
                        Attention:    Credit/Documentation/Legal Departments
                        Telephone:    (215) 488-5000
                        Facsimile:    (215) 488-5408

                        With a copy to:

                        DVI Financial Services Inc.
                        2500 York Road
                        Jamison, PA 18929
                        Attention:    Credit/Documentation/Legal Departments
                        Telephone:    (215) 488-5000
                        Facsimile:    (215) 488-5408

             (iii)      If to the Series D Holders at:

                        The address listed below such persons name on the signature pages hereto


             (iv)       If to the Series H Holders (other than Crossbow) at:

                        The address listed below such persons name on the signature pages hereto


             (v)        if to Mercurius at:

                        Mercurius Beleggingsmaatschappij BV
                        Akerstraat 126
                        6417 BR Heerlen
                        Netherlands
                        Attn:  Frits F. Vromen
                        Telephone:
                        Facsimile:

             (vi)       if to Avanti at:

                        Participatie Maatschappij Avanti Limburg BV
                        Akerstraat 126
                        6417 AG Heerlen
                        Netherlands
                        Attn:  Frits F. Vromen
                        Telephone:
                        Facsimile:


             (vii)      if to Crossbow at:

                        Crossbow Venture Partners, LP
                        One North Clematis Street, Suite 510
                        West Palm Beach, FL 33401
                        Attn:  Stephen J. Warner
                        Telephone:
                        Facsimile:    (561) 838-4105

                        with a copy to

                        Greenberg Traurig, P.A.
                        450 S. Orange Avenue, Suite 650
                        Orlando, FL 32801
                        Attn:  Jeffery A. Bahnsen, Esq.
                        Telephone:    (407) 418-2351
                        Facsimile:    (407) 650-8401

       4.3 Successors and Assigns, Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

       4.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

       4.5 Headings. The headings in this Agreement are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

       4.6 Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed therein, without regard to conflicts of law principles. The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts located in Wilmington County, Delaware in any action or proceeding arising out of or relating to this Agreement.

       4.7 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

       4.8 Entire Agreement. This Agreement, together with the other agreements and documents referenced herein, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

       4.9 Construction. Each Party hereto acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be constructed as if jointly drafted by each Party hereto.

       4.10 Further Assurances. Each Party, at the request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Restructuring and the transactions contemplated thereby and hereby.

       4.11 No Claims with Respect to the Restructuring. Each Investor (other than the Purchasers) acknowledges and agrees that neither such Investor nor any of their affiliates has any claim or cause of action against the Company (or any of its directors, officers, employees or agents) with respect to the obligations to be performed by the Company under the Bridge Notes, Old Series C Preferred, Old Series D Preferred, Old Series E Preferred or Old Series H Preferred and the agreements entered into in connection therewith. Therefore, each Investor unconditionally releases, waives and forever discharges any and all liabilities, obligations, duties, promises, indebtedness, claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether against the Company or any of its directors, officers, employees or agents, which existed, arose or occurred at any time prior to the date hereof or which could thereafter arise as the result of the execution of (or the satisfaction of any condition precedent or subsequent to) this Agreement with respect to, or otherwise arising in connection with, the obligations to be performed by the Company under the Bridge Notes, Old Series C Preferred, Old Series D Preferred, Old Series E Preferred or Old Series H Preferred and the agreements entered into in connection therewith. Nothing contained herein shall be deemed to constitute a release, waiver or discharge of any liabilities, obligations, duties, provision of indebtedness of the Company under the Senior Debt Documents, any agreements evidencing existing lease or loan transactions between DVI and the Company or an affiliate of the Company, this Agreement or any other agreements, documents or instruments executed in connection with any of the foregoing.

       IN WITNESS WHEREOF, the Parties have executed this Restructuring Agreement as of the date first above written.


                        OnCURE MEDICAL CORP.


                        By: /s/ Jeffrey A. Goffman
                            ----------------------
                        Name:  Jeffrey A. Goffman
                        Title: President and Chief Executive Officer


                        DVI FINANCIAL SERVICES INC.


                        By: /s/ Richard Miller
                            ------------------
                        Name:  Richard E. Miller
                        Title: Vice President


                        DVI BUSINESS CREDIT CORPORATION


                        By: /s/ Richard Miller
                            ------------------
                        Name:  Richard E. Miller
                        Title: Vice President


                        /s/ Abhijit Deshmukh
                        --------------------
                        Abhijit Deshmukh


                        /s/ Douglas W. Johnson
                        ----------------------
                        Douglas W. Johnson


                        /s/ Sonja Schoeppel
                        -------------------
                        Sonja Schoeppel

                        /s/ Walter P. Scott
                        ------------------
                        Walter P. Scott


                        CROSSBOW VENTURE PARTNERS, LP
                        By: Crossbow Venture Partners Corp., as its
                            General Partner


                        By: /s/  Steven J. Warner
                            ---------------------
                        Name:  Steven J. Warner
                        Title: President


                        MERCURIUS BELEGGINGSMAATSCHAPPIJ BV
                        By: /s/ HHF Stienstra
                            -----------------
                        Name:  HHF Stienstra
                        Title: President

                        PARTCIPATIE MAATSCHAPPIJ AVANTI LIMBURG BV


                        By: /s/ HHF Stienstra
                            -----------------
                        Name:  HHF Stienstra
                        Title: President


                        /s/ Jeffrey A. Goffman
                        ----------------------
                        Jeffrey A. Goffman


                        /s/ Shyam B. Paryani
                        --------------------
                        Shyam B. Paryani


                        /s/ John W. Wells, Jr.
                        ----------------------
                        John W. Wells, Jr.


                        /s/ Stanley S. Trotman, Jr.
                        ---------------------------
                        Stanley S. Trotman, Jr.


                        /s/ Charles J. Jacobson
                        -----------------------
                        Charles J. Jacobson


                        /s/ Gordon C. Rausser
                        ---------------------
                        Gordon C. Rausser